As filed with the Securities and Exchange Commission on June 25, 2004

                           Registration No. 333-62236
  ----------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                                   AMENDMENT-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                             Toffee Sensations Inc.
  ----------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

      California                     2060                    95-4877744
----------------------    ----------------------------   -------------------
(State or jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
 of incorporation or       Classification Code Number)   Identification No.)
 organization)


      1522 West Manchester Avenue, Los Angeles, CA 90047 (800) 423 4407
----------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)


----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                            Mrs. Melody Hess-Rhynes,
                           1522 West Manchester Avenue
                              Los Angeles CA 90047
                                 (800) 423-4407
  ----------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)


      Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement and date of the prospectus.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================================================
Title of Each Class of    Amount        Proposed     Proposed    Amount of
Securities Being          Being         Maximum      Maximum    Registration
Registered                Registered    Offering     Aggregate   Fee
                                        Price Per    Offering
                                        Unit (1)     Price(1)
----------------------------------------------------------------------------
Shares of common stock    1,500,000     $ 1.00       $1,500,000  $  396

----------------------------------------------------------------------------
TOTAL                                                $1,500,000  $  396

============================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule
457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED June 25, 2004

                             Toffee Sensations Inc.

                        1,500,000 Shares of common stock

      We are registering 1,000,000 shares of our common stock to be offered by the Company exclusively by our President and CEO, Mrs. Hess-Rhynes. We are also registering 500,000 shares of our common stock, on behalf of the selling shareholders. We will not receive any portion of the proceeds from the resale of the shares registered on behalf of the selling shareholders.

      Prior to this offering, no public market has existed for shares of our common stock. The shares will not be quoted on any public market and no guarantees can be given that all shares in this offering will be sold. This offering will end either by February 16, 2005 or when all shares offered are subscribed for, whichever event occurs first. There are no minimum purchase requirements and funds for purchase will not be escrowed.

      Investing in our common stock involves high risks. Investors may lose their entire investment. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

================================================================================
                                       Underwriting Discounts
                     Offering Price            and               Disbursement
                       to Public          Commissions (A)         to Company
--------------------------------------------------------------------------------
Per Common Share     $       1.00           $  1.00             $       1.00
--------------------------------------------------------------------------------
If Minimum
Shares Sold          $       0.00           $  0.00             $       0.00
--------------------------------------------------------------------------------
If Maximum
Shares Sold          $  1,000,000           $  0.00             $  1,000,000
================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS
                                -----------------

PROSPECTUS SUMMARY...........................................................1
THE OFFERING.................................................................1
RISK FACTORS.................................................................3
USE OF PROCEEDS..............................................................8
DIVIDEND POLICY..............................................................8
CAPITALIZATION...............................................................9
DETERMINATION OF OFFERING PRICE..............................................9
DILUTION....................................................................10
PLANS OF OPERATIONS.........................................................11
CAPITAL AND SOURCE OF LIQUIDITY.............................................13
GOVERNMENT REGULATION.......................................................16
EMPLOYEES...................................................................17
DESCRIPTION OF PROPERTY.....................................................17
MANAGEMENT..................................................................18
EXECUTIVE COMPENSATION......................................................19
INDEMNIFICATION OF DIRECTORS AND OFFICERS...................................19
PRINCIPAL STOCKHOLDERS......................................................19
DESCRIPTION OF SECURITIES...................................................20
TRANSFER AGENT..............................................................20
RULE 144....................................................................21
PLAN OF DISTRIBUTION........................................................21
SELLING SECURITY HOLDERS....................................................22
LEGAL PROCEEDINGS...........................................................22
LEGAL MATTERS...............................................................22
EXPERTS.....................................................................22
ADDITIONAL INFORMATION......................................................22
INDEX TO FINANCIAL STATEMENTS...............................................24
PART II.....................................................................32

UNTIL SEPTEMBER 30, 2004, TWENTY-FIVE (25) DAYS FROM THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS (IF ANY) TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS (IF ANY).

                               PROSPECTUS SUMMARY

Company Overview

      Toffee Sensations Inc., (the "Company" or "Toffee Sensation") is planning to be an operator of a retail and wholesale toffee candy company. We plan to manufacture a line of premium chocolate toffee candies and other confectionery products from our own proprietary recipes for sale at our future stores and over the Internet. We believe our principal competitive strengths lie in our proprietary recipes and the variety of our products; our management's expertise in manufacturing, merchandising and marketing of our chocolate candy products. In addition, we believe our competitive strength are from manufacturing of our own products, through which we can better maintain our product quality, offer proprietary products, manage costs, control production and shipment schedules and potentially pursue new or under-utilized distribution channels. Our future stores will feature various types of premium toffee flavors. We will prepare many products on-site daily with fresh ingredients. Our store location and expansion strategy is to find strategic locations around tourist areas and shopping environments, such as factory outlet and regional malls, with a high level of foot traffic. A variety of additional factors are analyzed in the site selection process, including tenant mix, visibility, attractiveness, accessibility and occupancy costs.

      Our web site, www.toffeesensations.com, will acquaint the customers with all of Toffee Sensations products. Our online store offers an extensive selection of competitively priced chocolate and other flavors of toffee candy. Our Web site features detailed product information, value-added services and innovative merchandising through an intuitive and easy-to-use Internet web browser's navigational interface. In addition, we offer customers the convenience and flexibility of shopping 24 hours a day, seven days a week.

      We were incorporated on August 20, 2001 as a California corporation. Our current principal office is located at 1522 West Manchester Ave. Los Angeles, California 90047, and our telephone number is (800)423-4407. The shares in this offering will be sold by providing a prospectus to and taking indications of interest from the network of interested people maintained by Mrs. Hess-Rhynes, the only person offering such shares. This offering will end on June 25, 2005 and we may not sell all or any of the shares.

THE OFFERING

Common Stock Offered
     by the Company  . . . . . . .      1,000,000
     by Selling Shareholders . . .        500,000

Use of Proceeds  . . . . . . . . .      We intend to use the proceeds for
                                        general and administrative expenses,
                                        development of the business, working
                                        capital and other general corporate
                                        purposes. See "Use of Proceeds."

                                        We will not receive any proceeds from
                                        the sale of the shares of common stock
                                        by the selling shareholders.

Risk Factors . . . . . . . . . . .      For a discussion of certain factors
                                        you should consider before buying
                                        shares of our common stock, see
                                        "Risk Factors on Page 3"

                             SUMMARY FINANCIAL DATA

      The following table summarizes the historical consolidated financial and operating information for our business and should be read in conjunction with the financial statements and the notes to the financial statements.

                                              Since Inception to
                                               April 30, 2004
                                              ------------------
Statement of Operation:                            (audited)

   Income                                                $11,213
   Operating Expenses                                      9,851
                                                         -------
   Net Income (Loss)                                       1,362
                                                         =======

                                                April 30, 2004
Balance Sheet Data:                                (audited)
-----------------------------                   --------------
Current assets                                          $1,738
Working Capital
Current liabilities                                          0
Stock subscriptions receivable                           1,765
Total capital or stockholders' equity                    3,503

                                  RISK FACTORS

                          RISKS RELATED TO OUR BUSINESS

We have a limited operating history upon which you may evaluate us.

      We commenced our operations on August 20, 2001. We will offer toffee candy in our future stores and on-line at our Internet web site. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. It may be difficult or impossible to accurately forecast our operating results based on our historical results.

We may not be able to meet funding requirements of our business plan.

      We may need further funding to proceed with our proposed plan of business. We do not have a commitment with respect to any additional capital. We do not have loan commitments from, or lines of credit with banks or other financial institutions. Therefore, the expansion of our business will depend on our ability to raise additional funds through equity and/or debt financing.

      We can not assure you that we will be able to obtain additional funding when it is needed, or that such funding, if available, will be obtainable on terms favorable to and affordable by us. Our inability to obtain additional funding, as required, will not cause the cessation of our business but it would impair severely our plans of expansions. We believe that we need to raise a minimum of $100,000 in order to proceed with our current business plan for twelve month from the date of this prospectus.


We depend on Melody Hess-Rhynes who would be difficult to replace.

      Our success depends significantly on the continued services of Melody Hess-Rhynes, our President and Chief Executive Officer. Losing Melody Hess-Rhynes could have a serious impact on our business operations and result in reduced revenue and disruption of our business. If we had to replace Melody, we would not be able to replace the significant amount of knowledge that Melody have about our operations. We do not maintain "key man" insurance policies on any of our executives. We do not have employment contracts with any of our executives.

If we cannot find suitable locations for our stores, our business plans will fail.

      Our plans are dependent on our ability to obtain suitable sites for our stores at a reasonable occupancy cost along with the necessary capitals to lease the properties. If these sites are not obtainable at a good location and costs, our business will not materialize and you may lose part or all of your investments in our company.

Fluctuations in cost and availability of ingredients may have a negative impact on our profitability.

      Several of the principal ingredients used in our products, including chocolate, sugar, butter and nuts, are subject to significant price fluctuations. Cocoa beans, the primary raw material used in the production of chocolate, are grown commercially in Africa, Brazil and several other countries around the world. Cocoa beans are traded in the commodities market, and their supply and price are volatile. We believe our principal chocolate supplier purchases most of its beans at negotiated prices from African growers, often at a premium to commodity prices. The price of chocolate has been relatively stable in recent years. The supply and price of cocoa beans, and in turn of chocolate, are affected by many factors, including monetary fluctuations and economic, political and weather conditions in countries in which cocoa beans are grown. We purchase most of our nuts from domestic suppliers who procure their products from growers around the world. The price and supply of nuts and sugar are also affected by many factors, including weather conditions in the various regions in which these products used by the Company are grown. Significant or prolonged increases in the prices of chocolate or of one or more types of nuts, and sugar or the unavailability of adequate supplies of chocolate, nuts, or sugar of the quality sought by the Company, could increase our cost of goods sold and decrease our net income or cause us to loose the viability of our business and terminate our operations.

Our independent auditor has expressed a going concern over our ability to remain in business.

      In his report on our audited financial statements since Inception from August 20, 2001 to April 30, 2004, our auditor has stated that we have been in the development stage since our inception. Realization of our business plan is dependent upon our ability to meet our future financing requirements, and the success of future operations.

Our chief executive officer, Melody Hess-Rhynes, is in position to exercise control over corporate transactions and other matters.

      Upon completion of this offering, Melody Hess-Rhynes will beneficially own approximately 58.8% of the outstanding common stock, assuming all the shares registered by the Company are sold. As a result Melody Hess-Rhynes will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could affect the market price of the common stock.

The price for the shares has been determined arbitrarily and without regard to book value or a measurement of present value. In addition, there is no public market for the common stock at the present time.

      The initial public offering price of the common stock has been determined arbitrarily by discussions between investment bankers and us. Factors considered in such negotiations, in addition to prevailing market conditions, will include the history and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as we deem relevant. Therefore, the initial public offering price per share of the common stock will not necessarily bear any relationship to established valuation criteria and, accordingly, may not be indicative of prices that may prevail at any time or from time to time in the public market. Prior to this offering, there has been no public market for the common stock, and we cannot assure that an active trading market will develop after this offering or, if developed, that the market will be sustained.

We may be subject to product liability claims, which may adversely affect our operations

      We ship candy by various mail services. We may be held liable or incur costs to settle liability claims if any of the food products we prepare, ship, and sell cause harm or are found unsuitable during preparation, sale or use. We plan to purchase and maintain product liability insurance when adequate funding is generated from revenues, but we cannot assure you that this insurance will be adequate, and, at any time, it is possible that such insurance coverage may cease to be available on commercially reasonable terms, or at all. A product liability claim could result in liability to us greater than our total assets or insurance coverage. Moreover, product liability claims could have an adverse impact on our business even if we have adequate insurance coverage.

                         RISKS RELATED TO THIS OFFERING

Our offering of 1 million shares of our common stock may not raise any cash and we may not sell any shares.

      We are offering 1 million shares of our common stock by Mrs. Melody Hess-Rhynes, our Chief Executive Officer on a self-underwritten basis. If we fail in our capital raising efforts, we may sell little or no shares and may raise little or no proceeds. If we fail to raise any capital, we will not be able to proceed with our plans of expansion and you may lose part or all your investments in our company.

Normal due diligence associated with underwritten stock offerings has not been performed on this offering.

      Since this offering is being made by the Company and without underwriters to perform a due diligence review, as is done in an underwritten offering, normal assurances of the accuracy and adequacy of statements made in this prospectus cannot be given. Due diligence is an outside process of reviewing and investigating a company's management background, financial information, existing and planned business operations and potential contingent liabilities, etc. in order to ensure full and accurate disclosure in the offering documents. Lack of due diligence conducted by an underwriter may increase the risk of having certain inaccurate or insufficient disclosures of information in this Prospectus.

Current shareholders' shares are registered for resale in this offering. Any resale of shares by these current shareholders may cause the stock price to decline.

      Two out of three of our current shareholders, including one of our largest shareholders, are registering to sell all of their shares in our company. After a trading market develops for our stock, any resale of shares by these current shareholders will have a negative impact on the trading price of our stock and the price of our shares may decline significantly.

Shares eligible for public sale after this offering could adversely affect our stock price.

      After this offering there will be outstanding 8,500,000 shares of our common stock, assuming all of the 1,500,000 shares registered are sold. Of these shares, the shares sold in this offering will be freely tradable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 7,000,000 shares will be "restricted securities," subject to the volume limitations and other conditions of Rule 144 under the Securities Act.

We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will affect the market price for our common stock or our ability to raise capital by offering equity securities.

      To the extent that brokerage firms act as market makers for our shares on the NASD over-the-counter bulletin board, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of our shares. These firms may discontinue their market making activities at any time. The prices at which our shares are traded in the market will be determined by these firms and by the purchasers and sellers of our shares, but such prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value.

Our stock price may be extremely volatile and you may not be able to resell shares at or above the offering price.

      There was no public market for our shares prior to this offering, and after the offering, a liquid public market for the shares may not develop. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

      *     actual or anticipated fluctuations in our operating results;

      * changes in expectations as to our future financial performance or changes in financial estimates of securities analysts;

      *     changes in general economic or market conditions; and

      * the operating and stock price performance of other comparable companies.

      The stock market in general, and the securities of food confectionary-related companies in particular, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

The Purchasers Of Shares In This Offering Will Experience Immediate And Substantial Dilution.

      The initial public offering price is expected to be substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, purchasers of shares in the offering will experience immediate and substantial dilution of approximately $0.8889 in net tangible book value per share, or approximately 89.89% of the offering price of $1.00 per share. In contrast, existing stockholders paid an average price of $0.003 per share.

FORWARD LOOKING STATEMENTS

      This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Such factors include those set forth in this section and elsewhere in this prospectus to include:

      o     business conditions and general economic conditions;
      o     competitive factors, such as pricing and marketing efforts;
      o     availability of retail outlets;
      o     realizing successful revenues at outlets;
      o     achieving sustaining mail-order sales;
      o     effectiveness of advertising and PR efforts; and
      o     pace and success of product research and development.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders. Based upon an assumed initial offering price of $1.00, we estimate that we will receive net proceeds from the sale of 1,000,000 shares of common stock by the company in the amount (after deduction of an estimated $11,396 of offering expenses) of up to $989,604 assuming all the shares offered are sold. Such proceeds will be used for marketing and sales, equipment, general corporate purposes, including working capital, franchise our operations, and the funding of our anticipated operations. If any shares registered in this offering are used as payment for services, it will proportionally reduce the total amount raised from this offering.

      We need to raise at least $100,000 to stay in business for the next twelve months. If we fail to raise a minimum of $100,000, we may not be able to proceed with our business plan described above. If we raise little or no funds, we will not be able to proceed with our plans. The proceeds will be used to acquire or rent a store front, machinery, expenses in modeling the store and operating expenses, and are allocated below based upon the success of our offering in terms of shares subscribed for as 25%, 50% and 100%. Note that the first $1,000,000 of funds received will be for shares sold by the company and shares offered by subscribers will only be made following full subscription of shares offered by the Company.

Minimum

                                    Dollar Amount         % of Net Proceeds
                                    -------------         -----------------
Sales and marketing                  $   55,000                  55%
Rental of facilities                     10,000                  10%
Equipment                                25,000                  25%
Working capital                          10,000                  10%
      Total                          $  100,000                 100%

                                                                 50%

Sales and marketing                  $  300,000                  60%
Rental of facilities                     25,000                   5%
Equipment                               125,000                  25%
Working capital                          50,000                  10%
      Total                          $  500,000                 100%

Maximum

Sales and marketing                  $  725,000                72.5%
Rental of facilities                     50,000                   5%
Equipment                               125,000                12.5%
Working capital                         100,000                  10%
      Total                          $1,000,000                 100%

Selling shareholders                                             33%
      Total                          $1,500,000                 100%

                                DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

                                 CAPITALIZATION

      The following table sets forth the capitalization of Toffee Sensations Inc. as of April 30, 2004, adjusted to give effect to the sale of 1,000,000 shares of common stock by the company in this offering at an assumed initial price to the public of $1.00 per share and the estimated net proceeds of approximately $970,000. The following table is presented as if Toffee Sensations Inc. was a corporation based on our common share structure. This table should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus.

                                                          April 30, 2004
                                                     -----------------------
                                                      Actual     As Adjusted
                                                     --------    -----------
Stockholders' equity:

    Common Stock, $.001 par value, 25,000,000
    shares authorized; 7,500,000 shares issued
    and outstanding; 8,500,000 shares (as
    adjusted) issued and outstanding ............      2,500         2,500

    Additional paid-in capital ..................          0       970,000

Accumulated deficit .............................        (14)          (14)
                                                     -------      --------
Total stockholders' equity ......................    $ 2,486       972,486
                                                     =======      ========

                         DETERMINATION OF OFFERING PRICE

      Prior to this offering, there has been no trading market for the shares of common stock offered. Consequently, the initial public offering price of the shares of common stock was arbitrarily determined. The factors considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of our company. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                                    DILUTION

      Purchasers of the shares will experience immediate and substantial dilution in the value of the common stock. Dilution represents the difference between the price per share paid by the purchasers in the offering and the net tangible book value per share. Net tangible book value per share represents our net tangible assets (total assets less total liabilities), divided by the number of shares of common stock outstanding on April 30, 2004. As of April 30, 2004, our net tangible book value was $2,486, or $0.00033 per share. Giving effect to the sale by the company of shares offered at the public offering price of $1.00, assuming all of the 1,000,000 shares are sold, the pro forma net tangible book value would have been $972,486 or $0.11441 per share. This represents an immediate increase in net tangible book value of $0.11408 per share to existing shareholders and an immediate dilution of $0.88559 to the purchasers of the shares in this offering. The following table illustrates the pro forma per share dilution, assuming the sale of all of the 1,000,000 shares offered by the company, and the second table provides the same data on the assumption that only 100,000 shares are sold:

Offering price per share ............................................   $1.00000
Net tangible book value before the offering .........................   $0.00033
Increase per share attributed to new investors ......................   $0.11408
                                                                        --------
Pro forma net tangible book value per share after the
  Offering ..........................................................   $0.11441
                                                                        --------
Dilution in net tangible book value to new investors ................   $0.88559
                                                                        ========

Offering price per share ............................................   $1.00000
Net tangible book value before the offering .........................   $0.00033
Increase per share attributed to new investors ......................   $
                                                                        --------
Pro forma net tangible book value per share after the
  Offering ..........................................................   $
                                                                        --------
Dilution in net tangible book value to new investors ................   $
                                                                        ========

      The following table summarizes as of April 3, 2004, the difference (based on an assumed initial public offering price of $1.00 per share and assuming all of the 1,000,000 shares offered by the company are sold) between the existing shareholders and the new shareholders with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid:

                          SHARES PURCHASED     TOTAL CONSIDERATION    AVERAGE
                         ------------------    --------------------  PRICE PER
                          NUMBER    PERCENT     AMOUNT      PERCENT    SHARE
                         ---------  -------    ---------    -------   --------
Existing shareholders..  7,500,000    88.24        2,500       0.25   $0.00033
New shareholders.......  1,000,000    11.76    1,000,000      99.75   $1.00000
                         ---------   ------    ---------     ------   --------
Total..................  8,500,000   100.00    1,002,500     100.00
                         =========   ======    =========     ======

                               PLAN OF OPERATIONS

During the next twelve months, we plan to satisfy our cash requirements by additional equity financing. We can not assure you that we will be successful in raising additional equity financing, and, thus, be able to satisfy our cash requirements. We will need a minimum of $100,000 to satisfy our initial cash requirements for the next 12 months. We will not be able to operate if we do not obtain equity financing. We depend upon capital to be derived from future financing activities such as subsequent offerings of our stocks. We do not anticipate any further research and development of any products, nor do we expect to incur any research and development costs. We do expect to purchase plant or any significant equipment, and we do anticipate an increase in the number of our employees.

Since we presently have no stores or significant operations and we manufacture from a home-based kitchen, we are incapable of producing any significant revenues pending the receipt of investment funds through this offering. We intend to open stores in and around the greater Los Angeles region at the rate of one store every 36 months, as a function and dependent upon the pace of receipts and the time to fully ramp up operations at each site. We estimate that our initial costs per site will be $55,000 and 24 months will occur at each site before break even is achieved. Our plan of operations is based upon receipt of full funding from this offering and the achievement of less than that will require plans to be scaled back and/or materially slowed, depending upon the pace of funding and new revenues.

If we raise only the minimum amount of capital from this offering of $100,000 we will be able to initiate mail order and wholesale operations from our present facility. Opening retail stores will take considerably more funding as illustrated above. In addition, we expect a centralized and modern facility with enhanced equipment will provide better products at lower costs and permit rapid stocking of retail stores with our products, as well as the introduction of new products. If we raise only the minimum amount from this offering, we will seek added funding if available, and may include such things as factoring, supplier loans, extended terms, etc., which we may find are not open to us, depending upon our pace of operations. We don't anticipate product research and development expenditures since that is a regular and recurring activity of our CEO in her normal activities. We have indicated that we intend to incur equipment expenditures that may include items such as toffee stoves, lighting, display cabinets, and cooking tools that we expect to be available on the re-sale market at various costs. We do not expect to make any purchases of plant or other real estate assets. We anticipate hiring marketing and production personnel to include two each in the first quarter, respectively and one each in the second. We believe that ample personnel pools exist to make such hiring relatively easy and within our means.

During the first quarter following the receipt of full funding from this offering, we will hire three employees, rent a production facility, acquire equipment in the amount of $125,000 and initiate our first retail operation, expected at $185,000. Cash outlays of $325,000 are expected to be made.

During our second quarter following the receipt of full funding we will begin advertising and public relations activities and anticipate expenditures of $100,000.

During our third quarter we will continue advertising and marketing activities and expect to expend $50,000.

During our fourth quarter we will continue marketing and advertising and expect to expend $50,000.

Sales are expected to be realized during the first quarter from our anticipated facility at a very reduced and introductory rate, amounting to no more than $ 25,000.

As retail operations, advertising, and public relations efforts are made, we anticipate revenues of $50000 in the second quarter, $75,000in the third, and $75,000 in the fourth quarter. We anticipate total revenues of $650,000 in the second year of operations.

Throughout the first twelve months of operations, excess funds from this offering will be invested in money market instruments with minimal interest expense earned, not expected to be more than $5,000.

CAPITAL AND SOURCE OF LIQUIDITY

      As of April 30, 2004, our cash balance was $1,738 and we had a working capital balance of $3,503.

      Total cash flows from operating activities since inception to the present, April 30, 2004, aggregated $11,213.

      Our source of liquidity is dependent upon our cash flows from operating activities and success of our planned self-underwritten public offering. Factors that may reduce our revenue may include unfavorable market conditions. In addition if we fail to raise a minimum of $100,000 in additional capital, we may not be able to expand our existing operations.

      We believe that we need to raise $100,000 capital to initiate our expansion plans and continue our current operations for the next 12 months. If we do not raise any capital in the offering, we may not continue with our current operations. If we do not raise sufficient or any capitals in this offering, we may in the future seek other form of debt or equity financing. We have not yet made any other plan to obtain additional capital as of the date of this prospectus. We do not have a line of credit with any individual or institutions.

      The discussions in the Plan of Operations should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The discussions contain forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

                                    BUSINESS

OVERVIEW

      Toffee Sensations Inc., (the "Company" or "Toffee Sensations") is planning to be an operator of a retail and wholesale toffee candy store. We plan to manufacture an extensive line of premium chocolate toffee candies and other confectionery products from our own proprietary recipes for sale at our future stores and over the Internet. We believe our principal competitive strengths lie in our proprietary recipes and our management's expertise in manufacturing, merchandising and marketing of our chocolate candy products. In addition, we believe that we will achieve a competitive strength by manufacturing our own products, through which we can better control product quality standards, offer proprietary products, manage costs, control production and shipment schedules and potentially pursue new or under-utilized distribution channels. Our future stores will feature various types of premium toffee flavors. We plan to prepare many products on-site daily with fresh ingredients.

      We plan to position our self as a high quality gourmet Toffee Store and promote our self as the one place for gourmet toffee. We plan on making the Interior of our retail stores inviting and unique to help establish our brand name and create a focus point for consumers. We believe the Internet will allow us to gain national and international sales immediately. Our goal is to make Toffee Sensations a portal to purchase gourmet toffee through mail orders, retail sales, the Internet, and corporate contracts for gift giving.

      We plan to expand our business to sell and produce gourmet coffee, cocoa and baked goods if our toffee sales grow as expected. We are presently owned and operated by our majority shareholder Mrs. Melody Hess-Rhynes. Through our facilities in Los Angeles, California, we will market and distribute a variety of upscale gourmet toffee products.

      The area of initial focus will be the manufacture and distribution of a full line of gourmet toffee products, requiring added facilities as we meet growth. This will be done from a location yet to be determined and distributed to other future retail locations, Internet sales, mail orders, phone orders, wholesale purchases etc. Toffee Sensations will offers an array of special flavored toffee. Future lines of products include Toffee Cheesecake, Baked Goods, Ice Cream, Toffee Chubb's, which is also an original product, custom baskets and gift ideas for every occasion.

      Toffee Sensations provides a versatile platform for building added sales. Products will be introduced continuously and new flavors will be added periodically. Currently, there are seven different flavors. Three more are planned for introduction following the completion of this offering. By the nature of the product we are offering and the desired sales revenue, it is imperative that future retail stores be located in high walk-by-traffic locations where we can attract the impulse buyer and cultivate repeat customers. The demographics, high walk-by traffic, and small area that we need (500-800 sq.
ft) indicate that Toffee Sensations is perfectly suited for the so-called "specialty stores" such as mall food courts, airports, large retail outlets, and the urban retail/entertainment complex such as "The Gas lamp District" in San Diego, "Old Town" in Pasadena, Santa Monica Promenade, and Universal City walk at Universal Studios. Our goal is to expand into five stores within the next five years.

DESCRIPTION OF TOTAL MARKET

      The potential for the sale of products offered by us is, we believe, substantial. While toffee sales are not broken out from general confection statistics, we believe that highlighting and presenting a category such as toffee is a key to increasing sales. We believe that the merchandising success of a coffee chain such as Starbucks results from providing convenient and interesting flavors and types of coffee that was otherwise un-differentiated by national roasters. The National Confectioner's Association reports that in 2002,
6.9 billion pounds of candy was consumed in the United States with a wholesale value of $15.8 billion and retail of $24.3 billion. There are no chains of Toffee Products being offered at this time. There are a few scattered single stores, which offer toffee such as, Enstrom's almond toffee, and Mrs. Weinstein, with a few and limited flavors, however none of these offer a diverse array of flavors such as Toffee Sensations. Given that toffee is a new item upon which to base retail and other marketing operations, statistical data on the market and other like or parallel operations is not available. We note that candy is a multi-billion dollar operation in North America and we believe that toffee can be effectively carved out as a significant, identifiable and successful portion of candy sales generally. Unlike the scattered operations in toffee sales that we find in the United States today, we believe that a separate and branded market can be developed on a nationwide basis, centering upon quality, convenience and variety of flavors, not unlike other national retail operations.

      E-commerce is an important tool for marketing both domestically and overseas. Consumer confidence in Internet retailing is growing, we believe, and the availability of highly secure financial transaction computer software is commonplace. Both of these trends are suggestive that the demand for our products and services could be increased by devoting efforts to these kinds of transactions.

TARGET MARKET

      Our store and products are intended for people of all ages and income levels. Our marketing strategy will be to promote Toffee Sensations as the place for gourmet toffee products. We believe that customers are willing to pay premium prices for gourmet toffees, particularly when offered in unusual flavors and as part of an overall atmosphere of quality and convenience. We will position ourselves as a high quality "Supreme Quality" gourmet toffee store, with superior service and pleasant ambiance to draw in the repeat customer. We expect that our offerings will appeal to families generally, and provide a relaxing and pleasant atmosphere for consumption our take-home sales. The gourmet/specialty food connoisseur, the catalog purchaser etc. are potential repeat customers. We also expect to gear some promotions specifically to the corporate gift giver.

COMPETITION

      There are no other companies that are directly marketing Toffee like Toffee Sensations. See's Candies carries a line of toffee, however we believe that it does not match our offerings in terms of quality and presentation. Godiva sells different chocolate related items, but does not offer a line of Toffee Candies at this time. Toffee Sensations will offer the consumer the opportunity to purchase toffee in several different flavors, which are not being offered by anyone. The competitors we are concerned about are imitators that may surface, or other specialty or general merchandisers who decide to add a line of premium toffees. We intend to devote substantial energy to build a strong brand identity and awareness through marketing and product innovations to help enable us to effectively compete. We believe that Toffee Sensations will be the first gourmet Toffee store that offers a line of flavored toffee.

COMPANY PRODUCTS

      We plan to offer the following flavors:

      o     Raspberry Cheesecake Sensations,
      o     Pistachio Sensations,
      o     Best of Both Worlds Sensations,
      o     Rum Ditty Sensations,
      o     Banana Nut Sensations, and
      o     Original Sensations.
      o     Best of Both Worlds
      o     Heaven Sent
      o     Good Gracious
      o     Christmas Joy
      o     Peanut Button
      o     Tuxedo
      o     White Out

      As we progress we will introduce more flavors that, like those above, are already developed. Mrs. Hess-Rhynes will also offer a special item called Toffee Chubb's a mixture of Carmel, toffee and chocolate. While all the formulas have been developed for some time we remain open to new varieties that may catch the eye and taste of the consumer and believe that we have the expertise to formulate most flavors.

      Toffee Sensations will also sell:

      o     Toffee Coffee
      o     Cheesecake
      o     Cocoa
      o     Baked Goods
      o     Ice Cream and
      o     Wedding/party favors.

      We expect that such offerings will help make Toffee Sensations the place to purchase the best Toffee Products. Mrs. Hess-Rhynes' ability to create new flavors is what differentiates our offerings.

      We have not conducted formal consumer tests of flavors or of toffee preferences generally, however we have years of one-to-one and personal experience in providing toffees to people that suggest to us that we will meet with broad acceptance.

PROPRIETARY ISSUES

      No trade names will be used other than those reserved for Toffee Sensations or those where specific authority has been granted. Therefore, no known proprietary issues exist.

MARKETING STRATEGY

      Marketing will be conducted on several levels to include advertising and public relations. Our target distribution for information and attracting new customers will include newspapers, shows, distribution, and other publications. We hope that publications such as gourmet magazines and gourmet articles will find us newsworthy. Toffee Sensations will seek membership in The Fancy Food Association, a move that we expect to help jump start worldwide exposure.

      We will make continued efforts to acquire exclusive contracts with hotels, airlines, and other high-end corporate activities.

PRICING POLICY

      We are not competing on price but hope to position ourselves in the mind of the consumer and relying on our flavors and presentation to provide an attractive shopping and consuming experience. We will focus our efforts on selling quality products. Toffee Sensations products are moderately priced to fit into most income levels yet still provide substantial profit margins, as found in the candy business generally. We plan to price our products around $14.50 per pound depending on the specific item. Manufacturing and distribution costs are estimated at under $2.00 per pound with a wholesale price to retail stores, restaurants, etc. estimated at $7.25 per pound.

PUBLICATIONS

      We plan to publish a monthly newsletter, published by e-mail, featuring the Company's products. We haven't prepared an issue yet but numerous companies now make such offerings as a way of connecting with their customers and ample templates for us to follow are available. We have made monthly flavor updates via email to our online subscribers.

INTELLECTUAL PROPERTY

      Toffee Sensations holds no patents for products. Toffee Sensations owns the Internet domain name www.toffeesensations.com and the name "Toffee Sensations" is trademarked.

GOVERNMENT REGULATION

      We require an array of permits and are otherwise required to meet standards for the manufacture and sale of consumables both in retail and wholesale markets and through the mails and inter-state and foreign sales. The steps, costs, regulations, and authorities to meet such regulation are as follows: wholesale food permit, food handler's permit and weight permit.

EMPLOYEES

      We believe that the success of our business will depend, in part, on our ability to attract, retain and motivate highly qualified sales, technical and management personnel, and upon the continued service of our senior management personnel. As of the date of this registration statement, we have one part time employee, Mrs. Melody Hess-Rhynes.

DESCRIPTION OF PROPERTY

      Currently, we are seeking a retail food preparation facility. Presently we operate from the residence of Mrs. Hess-Rhynes and are planning both a manufacturing site and the location and design of retail operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Name                    Age                 Position(s)
------------------      ---      ------------------------------------------
Melody Hess-Rhynes       40      President, Chief Executive Officer and
                                 Chairman of the Board

Angelas Hess             37      Director

Mark H. Rhynes           41      Director

MELODY HESS-RHYNES

Melody Hess-Rhynes has been creating various products for many years. Her creativity has spun many ideas over the past years. The Beverly Hills Marshall's Office employed Melody Hess-Rhynes in 1982-1986,as a Deputy Marshall Clerk II. She worked as a legal secretary for a prominent law firm, Coudert Brothers in 1987-1990. Melody Hess-Rhynes then obtains a more challenging position at Heller, Ehrman, White & McAuliffee Law Firm in 1990-1992. In 1993 she made a conscious decision to be available at home for her small children. She returned to the work force in 1994-1996, where she worked for The Department of Children and Family Services in the administration department. She has worked in Business Administration for over 10 years. Mrs. Rhynes has been focusing on executing her business plan for Toffee Sensations. She has received her Food Handlers License from the County of Los Angeles Health Department in 1999, which is required for food establishments.

ANGELAS HESS

Ms. Angelas Hess is currently employed by Geary's of Beverly Hills as a special tabletop buyer. She has been employed there since 1998. Macy's also employed Angela in 1994-1998 as an assistant to the department manager in house wares. She was also selected as a Holiday Theme Manager. Angela currently attends college working toward her Pharm.D degree. She is also a member of the National Honor Society. Angela possesses great marketing and management skills.

MARK H. RHYNES

Mr. Rhynes has over 8 years of professional experience in the securities industry and currently owns and operates Solomon, David, Herman, Alexis & Co., Inc., a registered and licensed securities brokerage firm. From August 1990 to August 1992, Mr. Rhynes held an entertainment accounting position with MGM/UA studios in Culver City California. From August 1992 to October 1993, Mr. Rhynes was a self employed music production manager with Illustrious Management. From October 1993 to December 1994, Mr. Rhynes was a Registered Representative with H.J. Meyers & Co., Inc., a privately held boutique investment banking firm. From December 1994 to April 1995, Mr. Rhynes served as a Registered Representative at Gilford Securities. From April 1995 to March 1996, Mr. Rhynes Held the position of Registered Representative with Toluca Pacific Securities in Toluca Lake California. From March 1996 to June 1996, Mr. Rhynes was a financial advisor with Glendfed Brokerage Service, an affiliate of Glendal Federal Bank. From July 1996 to May 1998, Mr. Rhynes was a Registered Representative with Interfirst Capital Corp. Mr. Rhynes is a interviewer and tax preparer for Rhynes Tax

Service, a tax filing service center, since January 1983. Mr. Rhynes is a Director of Toffee Sensations Inc., a candy company, since August 2001. Mr. Rhynes received a Bachelor of Arts Degree in Economics from the University of California at Irvine in 1990.

EXECUTIVE COMPENSATION

      We may award stock options and cash bonus to key employees, directors, officers and consultants under a stock option plan not yet adopted as bonus based on service and performance. The annual salaries of executive officers are listed as follows:

                                                                  Year 2003
Name                       Position                            Annual Salary
----------------------     ----------------------------------  -------------
Melody Hess-Rhynes         President, Chief Executive Officer        0
                           and Chairman of the Board

Angelas Hess               Director                                  0

Mark H. Rhynes             Director                                  0

      Toffee Sensations has made no provisions for cash compensation to its officers and directors. No salaries are being paid at the present time, and will not be paid unless and until there is available cash flow from operations to pay salaries. There were no grants of options or SAR grants given to any executive officers during the last fiscal year.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      We indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of California, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she is or was a director or officer of our Company, or served any other enterprise as director, officer or employee at our request. Our board of directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was our employee.

PRINCIPAL STOCKHOLDERS

      The following table presents certain information regarding beneficial ownership of Toffee Sensations' Common Stock as of April 30, 2004, by (i) each person known by Toffee Sensations to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of Toffee Sensations,
(iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

                                          Shares        Percent      Percent
                                       Beneficially     Before       After
Name and Address of Beneficial Owner      Owned         Offering     Offering
------------------------------------   ------------     --------     --------

Melody Hess-Rhynes                      5,000,000        66.6%        58.8%
1522 West Manchester Ave
Los Angeles, CA 90047

Jacqualine Hess (1)                       500,000         6.7%         5.9%
4321 4th Avenue
Los Angeles, CA 90016

VCAX Capital Corp. (2)                  2,000,000        26.7%        23.5%
1522 West Manchester Ave
Los Angeles, CA 90047

Officers and Directors                  7,500,000       100.0%        88.2%
as a Group

(1)   Jacqualine Hess is the Mother of Melody Hess-Rhynes
(2)   Mark H. Rhynes is the Spouse of Melody Hess-Rhynes
      Mr. Rhynes is the controlling shareholder and sole director and officer of VACX Capital Corporation. VACX Capital Corporation serves as a marketing and consulting firm.

DESCRIPTION OF SECURITIES

Common Stock

      Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

      Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

      Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of Toffee Sensations directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignations, subject to quorum requirements.

      Holders of Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

      All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

      Upon liquidation of our Company, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. Holders of our common stock are entitled to share pro rata in dividends and distributions with respect to our common stock, as may be declared by our board of directors out of funds legally available therefore.

TRANSFER AGENT

      As of the date of this prospectus, we are our own transfer agent.

                         SHARES ELIGIBLE FOR FUTURE SALE

RULE 144

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

* 1% of the number of shares of common stock then outstanding, which will equal approximately 85,000 shares assuming all the 1,000,000 shares offered by the Company are sold; or

* the average weekly trading volume of the common stock on the NASD over-the-counter bulletin board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. 7,250,000 shares of common stock will be eligible for resale under Rule 144 in August, 2004.

RULE 144(K)

      Under Rule 144(k), a person who is not deemed to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

PLAN OF DISTRIBUTION

      The Shares shall be offered on a self underwritten basis in the States of New York, California and outside the U.S. The offering is self underwritten by Toffee Sensations Inc., which offers the Shares directly to investors through officer Melody Hess-Rhynes, who will offer the Shares by prospectus and sales literature filed with the SEC, to friends, former business associates and contacts, and by direct mail to investors who have indicated an interest in Toffee sensations. The offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter or broker. Neither Mrs. Melody Hess-Rhynes nor Toffee Sensations Inc. will be registered as a broker-dealer nor will any commissions be charged in the offering. VACX Corp. is also majority owned by Mr. Rhynes, the spouse of Mrs. Melody Hess-Rhynes and is therefore an "affiliate" of the company. Neither Mr. Rhynes nor VACX has any direct responsibility involved with this offering and derive no commission nor direct benefit from its sale.

      The offering of the Shares shall terminate 24 months after the date of this prospectus.

      Toffee Sensations reserves the right to reject any subscription in whole or in part, or to allot to any prospective investor less than the number of Shares subscribed for by such investor.

SELLING SECURITY HOLDERS

      This prospectus concerns the transfer by the selling security holders of an aggregate of 500,000 shares of common stock, all at prices of $1.00 per share in cash. We will receive no proceeds from the sale of common stock by the selling security holders.

      VACX Corp. is controlled by Mr. Rhynes, the spouse of Mrs. Hess-Rhynes and largest shareholder in the Company. We therefore categorize Mrs. Hess-Rhynes and VACX Corp. as "affiliates" and so indicate in the table below.

      The following table sets forth the name of the selling security holders, the number of shares of common stock owned by the selling security holders before this offering, the number of shares of common stock being registered, and the number and percentage of shares of common stock owned after this offering. None of the selling security holders has held any position or office, or had any familial relationship with our officers or directors in the past three years except as noted below.

-----------------------------------------------------------------------------------------------
                                    Beneficial Ownership                  Beneficial Ownership
   Beneficial Owner                     Prior to the                            After the
                                          Offering         Number of          Offering (1)
                                    --------------------     Shares       --------------------
                                     Number    Percent     Registered       Number    Percent
-----------------------------------------------------------------------------------------------
VACX Corp. (1)                      2,000,000    100         250,000       1,750,000    50
-----------------------------------------------------------------------------------------------
MELODY R. HESS (2)                    250,000    100         250,000       4,750,000     0
-----------------------------------------------------------------------------------------------

(1)   Mark H. Rhynes is the beneficial owner of VACX Corp.
(2) Mrs. Hess-Rhynes and VACX Corp. are classified as "affiliates" for the purpose of this offering.

LEGAL PROCEEDINGS

      We are not a party to any legal proceedings.

LEGAL MATTERS

      Tom Lewis, Attorney-At-Law, has acted as our counsel in connection with a legal opinion relating to the validity of the shares under this prospectus that have been issued to the selling shareholders and that are to be issued by the Company. No other matters have been passed upon by such counsel.

EXPERTS

      The Financial Statements of Toffee Sensations Inc. as of April 30, 2004 included in this Prospectus and elsewhere in the Registration Statement have been audited by Isaac Gordon, independent public accountant for Toffee Sensations Inc. as set forth in his reports thereon appearing elsewhere herein, and are included in reliance upon such reports, given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

      We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this prospectus, refer to the registration statement and its exhibits.

      As of the effective date of the registration statement, we will be a reporting company and will be subject to the reporting requirements of the Securities Exchange Act. Our filings may be inspected and copied without charge at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                          INDEX TO FINANCIAL STATEMENTS

Content                                                                   Page
-----------------------------------------------------------------------   ----

Independent Auditor's Report at April 30, 2004                             F-1

Balance Sheet at April 30, 2004                                            F-2

Statement of Operations for the Period From Inception August 20, 2001
   to April 30, 2004                                                       F-3

Statement of Changes in Stockholder's Equity for the Period From
   Inception August 20, 2001 to April 30, 2004                             F-4

Statement of Cash Flows for the Period From Inception August 20, 2001
   To April 30, 2004                                                       F-5

Notes to Financial Statements at April 30, 2004                            F-6

-----------------------------------------------------------------------   ----

                                Isaac Gordon, CPA
                            3450 West 43rd, Suite 110
                          Los Angeles, California 90008
                            Telephone: (310) 925-9630

To the Board of Directors
TOFFEE SENSATIONS, Inc.
8306 Wilshire Boulevard, Suite 397
Beverly Hills, CA 90211

We have audited the accompanying balance sheet of Toffee Sensations, Inc. (a development stage company) as of April 30, 2004, and the related statement of operations, changes in stockholder's equity, and cash flows for the year ended September 30, 2003, September 30, 2002, and September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Toffee Sensations, Inc. as of April 30, 2004 and the result of its operations, and its cash flows for the year ended September 30, 2003, September 30, 2002, and September 30, 2001 in conformity with generally accepted accounting principles.

The accompanying financials have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3, the Company has been in the development stage since its inception. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

May 13, 2004
Los Angeles, California

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET

                           CONSOLIDATED BALANCE SHEETS

================================================================================

                                       September 30,   September 30,  April 30,
                                          2002            2003           2004
Current Assets
--------------

  Cash                                       --          $   31        $1,738
  Stock subscriptions receivable             --           1,765        $1,765

Other Assets
------------
                                             --              --            --
                                                         ------        ------
    Total Assets                                         $1,796        $3,503
                                                                       ======

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Stockholder's Equity - Note 2
--------------------

  Common stock subscriptions, $0.0001 par value
    25,000,000 shares authorized, 7,500,000 subscribed   $2,500
  Profit accumulated during the development stage         1,003        $3,503
                                                         ------        ------
    Total Liabilities and Stockholder's Equity                         $3,503
                                                                       ======

                 See accompanying notes to financial statements

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF OPERATIONS

================================================================================

                                                                         Seven months
                                                       Year ended           ended
                                                      September 30         April 30
                                                   2002         2003        2004
Net Sales                                           --        $ 6,543      $ 4,670

Operating Expenses                                              6,888        2,963
                                                   -------------------------------

Income (Loss) from Operation                                     (345)       1,707

Other Income and (Expenses)                                        --           --
                                                   -------------------------------

Income (Loss) before Income Tax                                  (345)       1,707

Provision for Income Tax                                                        --
                                                   -------------------------------

Net Income (Loss)                                             $  (345)     $ 1,707

Deficit accumulated during the development
   Stage through 2002                                            (359)          --
                                                   -------------------------------

Deficit accumulated during the development
   stage, September 30, 2003                                  $               (704)

Profit accumulated during the development
   Stage, April 30, 2004                                                   $ 1,003
                                                   ===============================
Per Share Information:

Weighted average number of common shares
   outstanding - basic and fully diluted                                        --
                                                   ===============================

(Loss) per share - basic and fully diluted                    $                 --
                                                   ===============================

                 See accompanying notes to financial statements

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
         FOR THE PERIOD FROM INCEPTION AUGUST 20, 2001 TO APRIL 30, 2004

================================================================================

                                                         DEFICIT ACCUMULATED
                                                             DURING THE
                                    COMMON STOCK          DEVELOPMENT STAGE      TOTAL
                                --------------------      -----------------     -------
                                  SHARES      AMOUNT
Common Stock Subscriptions,
    August 20, 2001             25,000,000    $2,500       $           --       $ 2,500

Net (loss) for the year                                               (14)          (14)
                                ----------    ------       --------------       -------
Balance April 30, 2004          25,000,000    $2,500       $          (14)      $ 2,486
                                ==========    ======       ==============       =======

                 See accompanying notes to financial statements

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM INCEPTION AUGUST 20, 2001 TO APRIL 30, 2004

================================================================================

Cash flows from operating activities :

  Net income(loss)                                                        $ (14)
  Adjustment to reconcile net income to net cash provided by operating activities:
       Amortization expense                                    $    14
       Increase in organization costs                             (390)
                                                               -------
       Net cash used by operating activities                               (376)

 Cash flows from investing activities:

       Net cash used by investing activities                                 --
 Cash flows from financing activities:

   Net proceeds from common stock subscriptions                    390
                                                               -------
       Net cash provided by financing activities                            390
                                                                          -----

 Net change in cash and cash equivalent                                      --

 Cash and cash equivalents at July 19, 2001                                  --
                                                                          -----

 Cash and cash equivalents at September 30, 2000                          $  --
                                                                          =====

                 See accompanying notes to financial statements

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM INCEPTION AUGUST 20, 2001 TO APRIL 30, 2004
================================================================================

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION

The Company was incorporated on August 20, 2001, in the State of California. The Company is in the development stage and its intent is to manufacture and market a variety of flavored toffee and other confectionery products. The Company has had no significant business activity to date.

B. CASH AND CASH EQUIVALENTS

Cash and cash equivalents consists of cash and other highly liquid debt instruments with an original maturity of less than three months.

C. INTANGIBLE ASSETS

The cost of intangible assets is amortized using the straight-line method over the estimated useful economic life. They are stated at cost less accumulated amortization. Organization costs are amortized over a 5-year period. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified in the period presented.

D. NET LOSS PER SHARE

Net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period.

E. USE OF ESTIMATES

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual result could differ from these estimates.

NOTE 2. STOCKHOLDER'S EQUITY

Total number of shares authorized at the inception is 25,000,000 shares. In August, the Company sold 7,500,000 stock subscriptions with $.001 par value in exchange for the organization costs paid by the shareholder and stock subscription receivable.

                             TOFFEE SENSATIONS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOWS
         FOR THE PERIOD FROM INCEPTION AUGUST 20, 2001 TO APRIL 30, 2004
================================================================================

NOTE 3. GOING CONCERN CONSIDERATION

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the continuation of the Company as a going concern. As discussed in Note 1 the Company is in the development stage and the realization of its assets is dependent upon its ability to meet its future financial requirements, and the success of its future operations.

Management plans include obtaining additional equity financing and the acquisition of a suitable business venture to provide the opportunity for the Company to continue as a going concern.

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. We are unaware of any statutes, charter provisions, by-laws, contract or other arrangements that insures or indemnifies a controlling person, director or officers of the Company affects their liability in that capacity, except as illustrated above.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth an itemized statement of our expenses in connection with the registration of our common stock. All the expenses are estimated, except for the SEC registration fee.

     SEC Registration Fee ..................................... $   924.00
     Printing and engraving expenses .......................... $ 2,000.00
     Legal fees and expenses .................................. $ 1,000.00
     Auditors' fees and expenses .............................. $ 3,000.00
     Transfer Agent and Registrar fees ........................ $ 5,000.00
                                                                ----------
     TOTAL                                                      $11,924.00
                                                                ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In connection with organizing Toffee Sensations on August 20, 2001, Melody Hess-Rhynes was issued 5,000,000 shares of common stock, and VACX Capital Corporation was issued 2,000,000 and Jacqueline Hess was issued 500,000 shares of restricted common stock in exchange for services, and the business plan of Toffee Sensations pursuant to Section 4(2) of the Securities Act of 1933, to sophisticated persons (officers and directors) having superior access to all corporate and financial information. The date of issuance of such shares is August 20, 2001 and the exception relied upon in each case is Section 4(2) of the Act. The beneficial owner for VACX Capital Corporation is Mark H. Rhynes.

ITEM 27. EXHIBITS

EXHIBIT         DESCRIPTION OF EXHIBIT
-------         --------------------------------------------------------

   3.1          Articles of Incorporation - Toffee Sensations Inc.

   3.2          By-laws

   5.1          Opinion of Counsel

  23.1          Consent of Isaac Gordon, Certified Public Accountants

------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (iv) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Arcadia, California.

                          Toffee Sensations, Inc.


Date: June 1, 2004        By: /s/ Melody Hess-Rhynes
                              ----------------------------
                                  Melody Hess-Rhynes
                                  President, CEO & Chairman

      In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

Signature               Title                                 Date
---------------------   ------------------------------------  ---------


/s/ Melody Hess-Rhynes  Chairman of the Board, President,
----------------------  Chief Executive Officer, Director,    June 1, 2004
Melody Hess-Rhynes      Principal Accounting Officer


/s/ Mark H. Rhynes      Director                              June 1, 2004
----------------------
Mark H. Rhynes


/s/ Angela Hess         Director                              June 1, 2004
----------------------
Angela Hess